EXHIBIT 10.2

STRICT FORECLOSURE AGREEMENT

This STRICT FORECLOSURE AGREEMENT (the “Agreement”) is entered into as of October 3, 2016 at 3:00 p.m. prevailing Central Time (the “Effective Date”), by and between MediGain, LLC, a Texas limited liability company (“MediGain”), Millennium Practice Management Associates, LLC, a New Jersey limited liability company (“Millennium” and, collectively with MediGain, the “Debtors”), and MTBC Acquisition, Corp. (“MTBC” and, collectively with the Debtors, the “Parties”).

WHEREAS, on October 3, 2014, MediGain entered into a Note Purchase and Revolving Credit Agreement (as amended, the “Credit Agreement”) and related documents (collectively with the Credit Agreement, the “Loan Documents”) with The Prudential Insurance Company of America and Prudential Retirement Insurance and Annuity Company (the “Senior Secured Noteholders”) in the approximate amount of $9.875 million (the “Senior Secured Indebtedness” and “Senior Secured Notes”) secured by a first priority lien on substantially all of the assets of MediGain, including 100% of the stock of RCM-MediGain India Private Limited (“RCM-MediGain India”). MediGain currently owes approximately $13 million of Senior Secured Indebtedness.

WHEREAS, on October 3, 2014, MediGain also entered into a Note Agreement with the below listed subordinated noteholders (the “Subordinated Noteholders”) in which MediGain agreed to issue, and the Subordinated Noteholders agreed to purchase, $14.1 million of subordinated notes due October 3, 2020 (the “Subordinated Notes”). In addition, MediGain issued Class W Units to the Subordinated Noteholders in exchange for $4 million, along with a Put Agreement in which MediGain agreed to repurchase the Class W Units upon the exercise of a put option provided to the Subordinated Noteholders. The Subordinated Noteholders are:

a.	Prudential Capital Partners IV, L.P.,

b.	Prudential Capital Partners (Parallel Fund) IV, L.P.,

c.	Prudential Capital Partners Management Fund IV, L.P., and

d.	PCP Healthcare Revenue Cycle Holding, L.P.

MediGain currently owes approximately $20.8 million to the Subordinated Noteholders (the “Subordinated Indebtedness”). The Subordinated Indebtedness is unsecured.

Millennium Acquisition in 2014

WHEREAS, approximately $13.4 million of the proceeds of the Senior Secured and Subordinated Notes were used by MediGain for the acquisition of Millennium, now a wholly owned subsidiary of MediGain.

WHEREAS, Millennium is headquartered in Upper Saddle River, New Jersey. Millennium provides services similar to those provided by MediGain, including outsourced medical billing and collection services to medical professionals in office-based settings, including cardiology, neurology, nephrology, urology, and internal medicine specialties.

WHEREAS, Millennium guaranteed MediGain’s Senior Secured Indebtedness and Subordinated Indebtedness. Millennium has pledged substantially all of its assets to secure its guaranty obligations to the Senior Secured Noteholders (the “Millennium Guaranty”). Its guaranty obligation to the Subordinated Noteholders is unsecured.

WHEREAS, the organizational chart for MediGain is currently as follows:

Defaults/Forbearance Agreements

WHEREAS, in January 2015, MediGain began defaulting on required payments to the Senior Secured Noteholders. On April 15, 2015, June 9, 2015, October 2, 2015, January 14, 2016 and February 2, 2016, MediGain and/or Millennium entered into Forbearance Agreements with the Senior Secured Noteholders. The fifth Forbearance Agreement expired on April 30, 2016, and interest then began accruing at the default rate.

WHEREAS, in February 2016, faced with decreasing revenues and severe financial distress, including approximately $13 million of defaulted Senior Secured Indebtedness, and approximately $20.8 million of defaulted Subordinated Indebtedness, MediGain and Millennium retained TKO Miller, LLC to provide it with investment banking services to market for sale substantially all of the assets of MediGain and Millennium. All of the indications of interests and proposals from potential purchasers were for an amount significantly less than the Senior Secured Indebtedness.

Sale of Senior Secured Indebtedness

WHEREAS, on and effective as of the Effective Date, the Senior Secured Noteholders have transferred and assigned all of their right, title and interests in and to the Senior Secured Indebtedness, under the Loan Documents and in the Millennium Guaranty, to MTBC.

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Analysis of Available Options

WHEREAS, based on the results of the sales process conducted by TKO Miller, LLC and the historical and projected earnings of MediGain, the Debtors’ Boards of Managers acknowledge that the MediGain and Millennium assets are worth less than the Senior Secured Indebtedness, and certainly less than the combined Senior Secured Indebtedness and the Subordinated Indebtedness. Accordingly, the Debtors’ Boards of Managers now acknowledge that there is not enough value to repay the Senior Secured Indebtedness in full, and insufficient asset value for any recovery for the Subordinated Noteholders, the other unsecured creditors and the equity owners of MediGain. After consulting with counsel and MediGain’s management, and in light of the estimated MediGain asset values and the historical and projected EBITDA of MediGain, the Boards of Mangers now acknowledge that:

a.	The Debtors cannot continue to operate in the normal course of business with their current capital structure and near-term prospects;

b.	The Debtors can only service a fraction of the existing Senior Secured Indebtedness, and certainly none of the Subordinated Indebtedness;

c.	Any restructuring of the Debtors’ current capital structure would require forgiveness of all of the Subordinated Indebtedness, as well as the conversion of a significant portion of the Senior Secured Indebtedness to equity (which would, of course, require the extinguishment of all existing equity);

d.	A sale of the Debtors’ assets would provide no value or recovery for the Subordinated Noteholders, the other unsecured creditors and the equity owners; and

e.	The Debtors do not have sufficient funds to finance a Chapter 11 bankruptcy proceedings and, even if the Debtors could finance a bankruptcy proceeding, the main benefit of such a proceeding would be to provide the Debtors with time to either formulate and propose a plan of reorganization or to conduct a “§363 sale” of their assets. The Board of Managers believes that Chapter 11 proceedings would result in the loss of significant clients and revenues, and therefore would significantly reduce the Debtors’ asset values and projected earnings. Accordingly, the Board of Managers has determined that bankruptcy filings would pose a real and imminent threat to their business operations and reduce the value of their assets.

Proposed Strict Foreclosure Agreement

WHEREAS, since the Debtors have not been able to formulate a viable restructure plan, MTBC, the current owner and holder of the Senior Secured Indebtedness, has proposed that the Debtors transfer the foreclosed collateral securing the Senior Secured Indebtedness other than the Retained Assets (defined below), which are more fully described on Exhibit A (the “Foreclosed Collateral”), to MTBC in full satisfaction of the Senior Secured Indebtedness pursuant to Article 9-620 of the Uniform Commercial Code (i.e., a “strict foreclosure”) (the “Proposal”). With no viable alternatives available, the Debtors elected to negotiate this strict foreclosure agreement with MTBC in which the Debtors will provide their consent to the Proposal in exchange for MTBC’s agreement:

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a.	to allow the Debtors to retain their cash to pay orderly wind down expenses of the Debtors (including preparation and filing of final tax returns);

b.	to assume certain of the Debtors’ executory contracts;

c.	to assume and pay certain of the Debtors’ outstanding non-insider and undisputed trade payables incurred in the ordinary course of business, in an aggregate amount of not more than $650,000 (which may include amounts due under executory contracts referenced in b hereof); and

d.	to offer employment at will to certain of the Debtors’ employees and to assume substantially all accrued but unpaid wages, vacation and other employee benefits due employees, in an aggregate amount of not more than $500,000.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.       Recitals Incorporated. The recitals and prefatory phrases and paragraphs set forth above are hereby incorporated in full and made a part of this Agreement.

2.       Transfer of Foreclosed Collateral to MTBC in Satisfaction of Senior Secured Indebtedness. Pursuant to Section 9-620 of the Uniform Commercial Code, by the execution of this Agreement, the Debtors hereby voluntarily transfer, convey and assign to MTBC all of the Debtors’ legal, equitable and beneficial right, title and interest in and to the Foreclosed Collateral, and the Debtors consent, without any objection of any kind or nature, to the acceptance of the Foreclosed Collateral, and MTBC agrees by the execution of this Agreement that such transfer is in full satisfaction, payment and release of the Senior Secured Indebtedness and the Millennium Guaranty. (All references to the Uniform Commercial Code are deemed to be references to the Uniform Commercial Code in effect in the State of Texas as of the date of this Agreement (the “UCC”) unless otherwise specifically indicated.) The Debtors further agree that they shall execute or deliver to MTBC such further instruments or documents, or take such further action, as is necessary or desirable to MTBC to accomplish the transfer of the Foreclosed Collateral contemplated hereby. MTBC agrees that it shall execute and deliver to the Debtors such further instruments or documents, or take such action, as is necessary or desirable to evidence the full satisfaction and payment of the Senior Secured Indebtedness and the Millennium Guaranty as provided herein. Without limiting the foregoing, upon execution of this Agreement, the Debtors shall deliver to MTBC all certificates and instruments representing or evidencing the equity interest in the Debtors’ subsidiaries. For the avoidance of doubt, Foreclosed Collateral shall include all funds received by the Debtors on or after October 1, 2016 through the Effective Date.

3.       Acceptance of the Foreclosed Collateral in Full Satisfaction of Senior Secured Indebtedness. MTBC hereby accepts the transfer of all of the Debtors’ rights, title and interests in and to the Foreclosed Collateral in payment, satisfaction and release of the Senior Secured Indebtedness and the Millennium Guaranty pursuant to Section 9-620 of the UCC and other applicable laws.

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4.       Retained Assets. Notwithstanding anything contained herein to the contrary, the Debtors are allowed to retain, and MTBC releases its liens and security interests, in (i) cash (which shall not include any funds received by a Debtor on or after October 1, 2016 through the Effective Date), (ii) all causes of action against Mr. Dinesh Butani, Mr. Greg Hackney and their affiliates arising prior to the Effective Date, (iii) all personal property and real property leases of the Debtors that are not Assumed Contracts, and (iv) all insurance policies.

5.       Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, and in consideration of the Debtors’ consent to MTBC’s Proposal and strict foreclosure as provided herein, MTBC agrees to assume, pay, perform, and discharge promptly when payment or performance is due or required the following liabilities and obligations of the Debtors (the “Assumed Liabilities”):

(a)       all claims, liabilities and obligations related to or arising out of MTBC’s operation of the business or the Foreclosed Collateral arising from and after the Effective Date;

(b)       the accrued, non-insider and undisputed normal course of business payables listed on Exhibit B in the amounts set forth therein (which may include amounts due under executory contracts referenced in Section 5(c) hereof); provided, however, that in no event shall the Assumed Liability under this Section 5(b) exceed the amount of $650,000 in the aggregate, nor shall MTBC be deemed to have assumed any liability described in this paragraph to the extent that assumption of such liability would cause MTBC to incur Assumed Liabilities under this Section 5(b) in excess of $650,000;

(c)       all claims, liabilities and obligations due and owing as of the Effective Date under each of the executory contracts (including Medical Billing Agreements) listed on Exhibit C (collectively, the “Assumed Contracts”);

(d)       (i) to the extent accrued through September 30, 2016, certain claims, liabilities and obligations of the Debtors to all employees of the Debtors and to assume, pay, perform and discharge, all liabilities for accrued severance, vacation, salary, wages, bonuses, applicable payroll taxes, employee benefits (whether or not relating to or arising from any employee benefit plan), and any liabilities arising under, in connection with, or relating to any employee benefit plans, in each case in the amounts listed on Exhibit D; provided, however, that in no event shall the Assumed Liability under this Section 5(d)(i) exceed the amount of $500,000 in the aggregate, nor shall MTBC be deemed to have assumed any liability described in this Section 5(d)(i) to the extent that assumption of such liability would cause MTBC to incur Assumed Liabilities under this paragraph in excess of $500,000; and (ii) to the extent accrued on or after October 1, 2016, claims, liabilities and obligations of the Debtors to all employees of the Debtors and to assume, pay, perform and discharge, all liabilities for accrued severance, vacation, salary, wages, bonuses, applicable payroll taxes, employee benefits (whether or not relating to or arising from any employee benefit plan), and any liabilities arising under, in connection with, or relating to any employee benefit plans; and

(e)       all transfer taxes, if any, arising from this transaction.

6.       Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, MTBC is assuming only the Assumed Liabilities and is not assuming any other liability, indebtedness, payable, claim against or obligation of the Debtors whether presently in existence or arising hereafter, whether or not arising out of or relating to the conduct of the Debtors’ businesses or associated with or arising from any of the Foreclosed Collateral or any other rights, properties or assets used in or associated with the Debtors’ businesses at any time, and whether legal or equitable, matured, fixed or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, or whether arising out of occurrences prior to, at or after the Effective Date, and whether or not such liabilities or obligations are disclosed in this Agreement, all of which, including the liabilities set forth below, shall be retained by and remain obligations and liabilities of the Debtors, including the following (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”):

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(a)       except as expressly set forth in Section 5, all liabilities and accrued costs and expenses arising from or related to the operation of the Debtors’ businesses or the operation or condition of the Foreclosed Collateral prior to the Effective Date or from facts, actions, omissions, circumstances, or conditions existing, occurring or accruing prior to the Effective Date, including any such liabilities in excess of the amounts specified in Section 5(b) and 5(d);

(b)       all claims, liabilities and obligations relating to or otherwise arising, whether before, on or after the Effective Date, out of, or in connection with any contract not identified as an Assumed Contract listed on Exhibit C of this Agreement;

(c)       all employee related liabilities and obligations not assumed pursuant to Section 5(d), including any portion of the Debtors’ final payroll in excess of the Assumed Liability described in Section 5(d) above;

(d)       all federal, state, local or foreign taxes of the Debtors or any of their affiliates, including taxes imposed on the Debtors under Section 956 of the Internal Revenue Code and taxes imposed on the Debtors under Treasury Regulations Section 1.1502-6 and similar provisions of state, local or foreign tax law, other than transfer taxes expressly payable by MTBC pursuant to Section 5 of this Agreement;

(e)       all liabilities arising from or related to any action, arbitration, audit, hearing, administrative proceeding, investigation, suit, litigation or other proceeding (whether civil, criminal, administrative, investigative, or informal and whether pending or threatened or having any other status) against any Debtor or any of its affiliates, pending or threatened, or with respect to any fact, action, omission, circumstance or condition existing, occurring or accruing prior to the Effective Date;

(f)       all liabilities arising in connection with any violation of any applicable law or order relating to the period prior to the Effective Date;

(g)       all liabilities of the Debtors in respect of indebtedness arising prior to the Effective Date (other than claims arising out of or related to an Assumed Contract as provided for in Section 5 hereof);

(h)       all warranty or product liability obligations of the Debtors;

(i)       any employment-related grievance, personal injury claim or other claim of any former or current employee, officer, agent, consultant, independent contractor or subcontractor of any Debtor sustained during any period or in connection with an event occurring on or prior to the Effective Date, including workers’ compensation claims;

(j)       any unpaid fees, expenses and other similar amounts in connection with or arising from the provision of services on behalf of the Debtors in connection with this Agreement and the transactions contemplated hereby, including any investment banking, accounting, advisory, broker’s, finder’s, escrow agent or legal fees or fees paid or owed to TKO Miller, LLC or any other Person; and

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(k)       all liabilities of the Debtors under this Agreement.

7.       Transition Services Agreement. On the Effective Date, the Debtors shall enter into the Transition Services Agreement, in the form attached hereto as Exhibit E with MTBC, to allow MTBC to utilize certain facilities and equipment of the Debtors for a limited period of time, not to exceed ninety (90) days after the Effective Date, all on the terms and subject to the cost and expense reimbursement and indemnification obligations of MTBC that are set forth in the Transition Services Agreement.

8.       Access. On and after the Effective Date, upon reasonable advance notice, MTBC will afford the Debtors and their counsel, advisors and other agents reasonable access at reasonable times during normal business hours to MTBC’s properties, books, records, employees, auditors and counsel to the extent reasonably necessary (a) for financial reporting and accounting matters, employee benefits matters, the preparation and filing of any tax returns, reports or forms, and the defense of any tax audit, claim or assessment, in each case relating to the Debtors, the Foreclosed Collateral, and the ownership of the Foreclosed Collateral and operation of the Debtors’ businesses prior to the Effective Date, (b) to permit the Debtors to determine any matter relating to their rights and obligations hereunder and (c) any other reasonable business purpose related thereto; provided, however, that any such access by the Debtors shall not unreasonably interfere with the conduct of the business of MTBC. The Debtors will hold, and will cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning MTBC provided to them pursuant to this section.

9.       Employee Matters.

(a)       MTBC agrees to use its good faith efforts to offer “at will” employment to at least 80% of the employees of the Debtors as of the date hereof (such hired employees, the “Transferred Employees”). Nothing herein shall prohibit MTBC from terminating the employment of any Transferred Employee and all associated benefits after the date hereof.

(b)       MTBC shall maintain employee records transferred to MTBC hereunder for a period of not less than four (4) years and during that period will afford the Debtors reasonable access to such records during MTBC’s normal business hours. MTBC shall maintain the confidentiality of such records and limit access thereto in a manner consistent with MTBC’s treatment of its employee records.

10.       WARN Act.

(a)       From and after the Effective Date, MTBC shall assume all obligations and liabilities, if any, for the provision of notice or payment in lieu of notice and any applicable penalties under the WARN Act or any similar state or local law arising as a result of this Agreement. MTBC hereby agrees to indemnify the Debtors against and agrees to hold the Debtors harmless form any and all expenses, losses, claims and damages incurred or suffered by the Debtors with respect to the WARN Act or any similar state of local law arising as a result of MTBC’s breach of this Agreement.

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(b)       MTBC shall not, at any time prior to ninety (90) days after the Effective Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act without complying fully with the WARN Act.

11.       Effect of Transfer and Acceptance of Transferred Foreclosed Collateral.

(a)       The Parties acknowledge and agree that this Agreement constitutes notice by MTBC and receipt and consent by the Debtors of MTBC’s Proposal to retain the Foreclosed Collateral in full satisfaction of the Senior Secured Indebtedness. This Agreement also constitutes the Debtors’ post-default waiver and renunciation of all of their rights under Article 9, subdivision 6, of the UCC (including Section 9-620). Upon execution of this Agreement, the Senior Secured Notes shall be marked satisfied and surrendered to the Debtors.

(b)       The Debtors: (a) agree that they have received notice sufficient for compliance with Sections 9-620 and 9-621 of the UCC and, in the alternative, hereby expressly waive (i) any requirement for receipt of such notice and any right to notification of sale, transfer, conveyance or surrender of the Foreclosed Collateral pursuant to Sections 9-620 and 9-621 of the UCC, and (ii) any remedies, rights, defenses or actions they might have as a result of failure to have received such notice; (b) waive the right to redeem the Foreclosed Collateral under Section 9-623 of the UCC or otherwise; (c) waive any right to object to the sale, transfer, conveyance or surrender of the Foreclosed Collateral pursuant to Section 9-620 of the UCC or otherwise; (d) waive any obligation of MTBC to dispose of the Foreclosed Collateral; (e) waive any other right, whether legal or equitable, that they may have in and to the Foreclosed Collateral; and (f) agree that the transactions contemplated herein are commercially reasonable. The Debtors acknowledge and agree that the waivers set forth in this Section and elsewhere in this Agreement constitute material consideration for the agreement of MTBC to execute and deliver this Agreement.

12.       Segregation and Delivery of Foreclosed Collateral by the Debtors. The Debtors shall hold for the benefit of, and in trust for, MTBC all proceeds of the Foreclosed Collateral. From and after the Effective Date, the Debtors will remit to MTBC immediately any such proceeds and shall not commingle proceeds with its other property.

13.       Acknowledgement of Obligations.

(a)       Each Debtor hereby acknowledges, confirms, and agrees that based on existing defaults and events of default, it is unconditionally liable to MTBC for the full and immediate payment of all of the Senior Secured Indebtedness, plus all interest, charges, fees, costs, and expenses that may arise under the Credit Agreement and other Loan Documents, plus all attorneys’ fees, disbursements, and costs of collection incurred in connection with such Senior Secured Indebtedness, and that the Debtors have no defenses, counterclaims, or set-offs with respect to the full and immediate payment and performance of any or all of the Obligations under the Loan Documents.

(b)       Each Debtor hereby further acknowledges, confirms, and agrees that (i) there have been and currently exist multiple defaults and events of default under the Loan Documents, which constitute material defaults under the Loan Documents, (ii) any notice that might be given and any grace period or cure period that must expire, prior to the secured parties’ exercising any of their respective rights or remedies in connection with the Loan Documents, have been given, complied with, and expired and, in any event, are hereby waived and relinquished by such Debtor, and (iii) as a consequence, MTBC is now entitled immediately to exercise all of its respective rights and remedies under the applicable loan documents, at law, and in equity.

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(c)       Each Debtor hereby further acknowledges, confirms, and agrees (i) that as a result of existing defaults and events of default, MTBC has no commitment, obligation, or agreement to make loans or other financial accommodations to such Debtor, (ii) that all such commitments, obligations, and agreements have terminated, (iii) MTBC has not waived, and this Agreement shall not and shall not be deemed or construed to waive, any existing default or event of default, and (iv) that nothing contained herein or in the transactions contemplated hereby shall or shall be deemed or construed to constitute any such waiver.

14.       Acknowledgement of Security Interests. Each Debtor hereby acknowledges, confirms, and agrees (i) that MTBC holds valid, enforceable, and perfected first-priority liens on and security interests in the Foreclosed Collateral, including the Foreclosed Collateral, (ii) that the Foreclosed Collateral secures payment and performance of the Senior Secured Indebtedness, (iii) that Lender is entitled to immediately proceed to foreclose upon the Foreclosed Collateral and to exercise each of Lender’s other rights and remedies set forth in the Note, the Security Agreement and the other Loan Documents as provided by the Texas Uniform Commercial Code, and (iv) that each Debtor shall take no action to challenge, limit, or dispute such liens or security interests, the obligations, the Debtors’ defaults or events of default, or MTBC’s rights and remedies in connection therewith.

15.       The Debtors’ Consent to Strict Foreclosure and Acceptance of the Proposal.

(a)       Pursuant to Section 9-620 of the UCC, effective immediately upon MTBC’s receipt of each Debtor’s countersignature hereto (which shall constitute each Debtor’s consent to strict foreclosure and acceptance of MTBC’s Proposal, on the terms and conditions hereof), MTBC shall accept the Foreclosed Collateral. For the avoidance of doubt, MTBC’s Proposal does not apply to any personal property in the possession of the Debtors that is not Foreclosed Collateral. Such acceptance by MTBC and delivery thereof by the Debtors (on the terms set forth herein), shall constitute partial satisfaction of the obligations owed to MTBC under the Senior Secured Notes and the other Transaction Documents (as defined in the Credit Agreement).

(b)       Each Debtor hereby acknowledges, confirms, and agrees that it received the MTBC Proposal and that, by countersigning this Agreement, such Debtor knowingly and irrevocably (i) accepts MTBC’s Proposal in accordance with the terms and conditions hereof, and such Debtor further acknowledges, confirms, and agrees that it shall have no further right to object to the terms and conditions set forth herein and that MTBC shall retain the Foreclosed Collateral in full satisfaction of the Senior Secured Indebtedness, as described herein , (ii) waives any and all rights to notice it has or may have under Section 9-601, et seq., Part 6 of the UCC, including all rights under Section 9-620 to receive notice of the proposed retention of the Foreclosed Collateral or subsequent disposition of same, or to the full extent of the law, any other notice or right they may have arising under or pursuant to this or any other section of the UCC or otherwise, (iii) waives all of such Debtor’s rights to redeem any of the Foreclosed Collateral under Section 9-623 of the UCC, and (iv) waives any claim of surplus or any claim that the MTBC’s Proposal was not made or accepted in good faith, or any other claim, objection, opposition, or challenge in connection with MTBC’s Proposal or such Debtor’s acceptance. Each Debtor hereby irrevocably covenants not to raise any objection, opposition, or challenge in connection with MTBC’s Proposal, the acceptance thereof by such Debtor, or otherwise with respect to the Foreclosed Collateral.

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(c)       Each Debtor hereby further acknowledges, confirms, and agrees that it shall cooperate fully with MTBC and its agents, successors, assigns, and designees in connection with the MTBC’s Proposal and this Agreement, and shall take such actions, and sign and deliver such documents, as requested by MTBC in order to effectuate the same, including but not limited to the transfer to, and registration in the name of MTBC of the stock of RCM-MediGain India and delivery of possession and title of the Foreclosed Collateral to MTBC.

(d)       Pursuant to authority provided to the Senior Secured Lender under the Loan Documents, MTBC agrees to vote and execute documents evidencing its vote of the pledged membership interests in MediGain, to approve MediGain’s consent to the MTBC Proposal.

16.       Bankruptcy Matters.

(a)       Factual Background. Each Debtor stipulates, acknowledges, and agrees that:

(i)       If the Debtors fail to perform their obligations under this Agreement and file, or have filed against them, a case under title 11 of the United States Code (the “Bankruptcy Code”), such a filing could delay MTBC’s disposition of the Foreclosed Collateral. In that event, each Debtor stipulates and agrees that cause exists for relief from the automatic stay imposed by section 362 of the Bankruptcy Code or any similar provision of law, including any right to seek relief under section 105 of the Bankruptcy Code.

(ii)       The Foreclosed Collateral is not necessary to an effective reorganization of the Debtor because an effective reorganization is not possible.

(iii)       The Debtors cannot provide “adequate protection” (as defined in section 361 of the Bankruptcy Code) of MTBC’s security interest in the Foreclosed Collateral to the extent necessary to satisfy sections 361 and 362(d)(1) of the Bankruptcy Code.

(b)       Each Debtor makes the foregoing acknowledgments with the understanding and desire that they be treated as admissions in connection with any proceeding for relief from the automatic stay or any similar legal process by which MTBC may seek leave to foreclose or to exercise any other remedy against the Foreclosed Collateral in any subsequent bankruptcy or other proceeding that involves any Debtor.

(c)       Relief from Automatic Stay. Based on the foregoing factual background, each Debtor agrees that, in the event that it shall (i) seek in any case filed under the Bankruptcy Code by or against any Debtor any relief that has the effect of modifying or limiting MTBC’s rights hereunder in any bankruptcy court or other court of competent jurisdiction or, (ii) seek, consent to, or acquiesce in the appointment of any trustee, receiver, conservator or liquidator, or (iii) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed by or against it for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state law relating to bankruptcy, insolvency or relief for the Debtor, then MTBC shall thereupon be entitled to relief from:

(i)       Any automatic stay imposed by section 362 of the Bankruptcy Code, as amended, on or against the rights and remedies otherwise available to Lender, and

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(ii)       Any other similar provision of law that has the effect of modifying or limiting MTBC’s right to exercise its rights and remedies under this agreement and the Loan Documents. Each Debtor hereby further agrees (i) to take or consent to any and all action necessary to effectuate such relief from the automatic stay or other provision of law, and (ii) that it waives its rights to seek any injunctive relief under section 105 of the Bankruptcy Code or otherwise, any other rights, or the filing of a subsequent proceeding by any Debtor with respect to any acts by Lender to enforce rights in the Foreclosed Collateral.

(d)       Provided each Debtor is vigorously opposing the relief sought, the foregoing consent and waiver shall not apply to an involuntary petition filed against any Debtor until and unless a final order for relief is entered; provided, however, that nothing set forth herein shall prevent MTBC from seeking relief from the automatic stay or any other relief.

17.       Representations and Warranties.

(a)       MTBC hereby represents and warrants to the Debtors that (i) it has full power and authority to execute, deliver, and perform its obligations under this Agreement and the documents related hereto, and (ii) the execution, delivery, and performance of this Agreement and such documents has been duly authorized and approved and does not require any further authorization or consent of MTBC.

(b)       The Debtors hereby represent and warrant, jointly and severally, to MTBC as follows:

(i)       General. Each Debtor (i) has read and fully understands the terms and conditions of this Agreement and its acceptance of MTBC’s Proposal and (ii) has consulted with, has received the advice of, and has been represented with respect to the subject matter hereof by counsel of such Debtor’s own choosing, prior to countersigning. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have each been represented by respective legal counsel of their choice. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or not favoring any party by virtue of the authorship of any of the provisions of this Agreement.

(ii)       Board Resolutions. The Board of Managers for each Debtor has executed resolutions adopted by duly authorized, valid, unanimous written consent on September 28, 2016, relating to, among other things, the acceptance, authorization, execution, delivery, and performance of the Proposal and this Agreement and all other agreements and documents to be executed in connection therewith. All such resolutions are in full force and effect on the date hereof in the form in which adopted without amendment, modification, or revocation, and no other or further resolution or action by the board of managers of each Debtor or any committee thereof has been adopted relating to the acceptance, authorization, execution, delivery, or performance of this Agreement or the transactions contemplated hereby and herein.

(iii)       Audit. The Debtors acknowledge that MTBC will be required to file a Form 8-K within 74 days of this Agreement, containing the results of a completed audit of the Debtors’ consolidated financial statements for 2014 and 2015 in conformity with Generally Accepted Accounting Principles and the controlling requirements of the United States Securities and Exchange Commission (“SEC”) Rule 3-05 of Regulation S-X. Promptly following the execution of this Agreement, the Debtors shall, at MTBC’s cost and expense, support MTBC in obtaining an audit that satisfies the requirements of GAAP and the Securities and Exchange Commission. Debtors shall also, at MTBC’s cost and expense, support MTBC in obtaining reviewed financial statements by quarter for all quarterly periods in 2015 and 2016 through September 30, 2016.

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(iv)       Organization; Transferred Subsidiaries.

(1)       MediGain is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, and Millennium is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New Jersey, and each has the limited liability company power and authority, and is duly qualified or licensed in each jurisdiction where necessary in order, to own, lease and operate the Foreclosed Collateral, and to carry on in all material respects the Business as now being conducted and in all jurisdictions in which the Business is now being conducted.

(2)       To the Knowledge of the Debtors, RCM-MediGain India and RCM-MediGain Colombo Private Limited are private limited companies duly incorporated, validly existing and in good standing under the laws of India and Sri Lanka, respectively. The Transferred Subsidiaries have all requisite company power and authority, and are duly qualified or licensed in each jurisdiction where necessary in order, to own, lease and operate their respective portions of the Foreclosed Collateral, and to carry on in all material respects their respective business as now being conducted and in all jurisdictions in which the business is now being conducted. The Debtors have delivered or made available to MTBC true, complete and correct copies of the organizational and constituent documents of the Transferred Subsidiaries. To the Knowledge of the Debtors, the assets pledged to secure the Senior Secured Notes include 100% of the stock of RCM-MediGain India, and is therefore included in the Foreclosed Collateral. However, if all or any of the stock of RCM-MediGain India is not validly pledged, MediGain hereby sells, transfers and conveys all of its ownership interest in RCM-MediGain India to Buyer for $100.

(3)       To the Knowledge of the Debtors, all of the outstanding capital stock of, or other equity or voting securities or ownership or voting interests in, RCM-MediGain India are duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights and wholly-owned by MediGain, free of any limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting securities or ownership or voting interests). There are no (i) issued, reserved for issuance or outstanding securities of the Transferred Subsidiaries convertible into or exchangeable for shares of capital stock or other equity or voting securities of or ownership or voting interests in the Transferred Subsidiaries, (ii) warrants, calls, options or other rights, commitments, agreements or understandings, whether written or oral, to acquire from any Debtor or the Transferred Subsidiaries, or other obligations of any Debtor or the Transferred Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any capital stock or other equity or voting securities of or ownership or voting interests in, or any securities convertible into or exchangeable for any capital stock or other equity or voting securities of or ownership or voting interests in, the Transferred Subsidiaries, including any agreements granting any preemptive rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any equity or voting securities of or ownership or voting interest in the Transferred Subsidiaries, or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity or voting securities of or ownership or voting interests in, the Transferred Subsidiaries (the items in clauses (i) through (iii) being referred to collectively as the “Transferred Subsidiaries Securities”). Neither the Debtors nor the Transferred Subsidiaries are a party to any agreement, arrangement or understanding with respect to the voting of any Transferred Subsidiaries Securities (including voting trusts and proxies) or sale or transfer of any Transferred Subsidiaries Securities.

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(v)       Governmental Authorization. Except as disclosed on Schedule A, the execution, delivery and performance by the Debtors of this Agreement and the consummation of this Agreement by the Debtors require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing as to which the failure to make or obtain would not have a Material Adverse Effect on the Foreclosed Collateral or the Debtors’ business.

(vi)       Noncontravention. To the Knowledge of the Debtors, the execution, delivery and performance by the Debtors of this Agreement do not and will not (a) violate any of the Debtors or Transferred Subsidiaries’ certificates of formation, as amended, operating agreements, or other corporate or organizational documents, (b) materially violate any applicable Law, or (c) result in the creation or imposition of any Lien on any Foreclosed Collateral.

(vii)       Required Consents. Intentionally deleted.

(viii)      Financial Statements.

(1)       Schedule B sets forth the unaudited balance sheets, statements of profit or loss, and statements of cash flow of each Debtor for each of the fiscal years ended as of December 31, 2014 and December 31, 2015, together with 2016 financials for the eight months ending August 31, 2016. To the Knowledge of the Debtors, the financial statements included in Schedule B are accurate and complete in all material respects and present fairly in all material respects the financial position of the Debtors as of the respective dates thereof and the results of operations and cash flows of Debtors for the periods covered thereby.

(2)       Schedule D sets forth the Debtors’ Accounts Receivable as of the Effective Date. Neither Debtor has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of the Accounts Receivable as of the Effective Date.

(ix)       Litigation. To the Knowledge of the Debtors, except as disclosed in detail on Schedule E, there is no Action pending against, or threatened against or by, a Debtor or Transferred Subsidiary before any Governmental Authority (a) relating to or affecting, a Debtor or Transferred Subsidiary, the Foreclosed Collateral or the Assumed Liabilities, that involves an assertion or claim by a party of liability in excess of $25,000 or that is otherwise reasonably likely to have a Material Adverse Effect or (b) that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any action required by any Party under this Agreement.

(x)       Permits. To the Knowledge of the Debtors, Schedule F sets forth a list of all Permits required to conduct and operate the Debtors’ and Transferred Subsidiaries’ Business as currently conducted by the Debtors and Transferred Subsidiaries’, including the names of the Permits and, if available, their respective dates of issuance and expiration. To the Knowledge of the Debtors, each such Permit is valid and in full force and effect and, all fees and charges with respect to such Permits as of the date hereof have been paid in full. Except as set forth on Schedule F, to the Knowledge of the Debtors, (a) each Debtor or Transferred Subsidiary is in material compliance with the terms and requirements of each such Permit; (b) no written notice of violation of any Permit has been received from any Governmental Authority and no Legal Proceeding is pending seeking to revoke or limit any such Permit; and (c) no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule F.

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(xi)       Undisclosed Liabilities. To the Knowledge of the Debtors, the Debtors and Transferred Subsidiaries have no Liabilities with respect to the Debtors’ and Transferred Subsidiaries’ Businesses, except (a) those which are adequately recorded or reserved for in the Balance Sheet, (b) those which have been incurred in the ordinary course of business since the Interim Balance Sheet Date, and (c) those set forth on Schedule G.

(xii)       Absence of Changes. Except as set forth on Schedule H and except for such actions that would not be reasonably expected to result in a Materially Adverse Effect, since the Interim Balance Sheet Date, the Debtors and Transferred Subsidiaries have not, other than in the ordinary course of business consistent with past practice, taken any of the following actions:

(1)       sold, transferred, assigned, leased, subleased, licensed, or otherwise disposed of any of their assets, tangible or intangible, owned, leased, or licensed, with a value in excess of $10,000 individually or $50,000 in the aggregate;

(2)       accelerated the collection of any of their Accounts Receivable;

(3)       made any changes to any of their methods of accounting or methods of reporting revenue and expenses or accounting practices, or write up, write down, or write off the book value of any Purchased Asset(s) other than, in each case, as required by GAAP or applicable Law;

(4)       created, incurred, or permitted to arise any Lien on any of the Foreclosed Collateral, other than Permitted Liens and Liens that will be released upon the Closing;

(5)       made any capital expenditure (or series of related capital expenditures) involving more than $100,000;

(6)       made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(7)       canceled, compromised, waived, or released any right or Action (or series of related rights and Actions);

(8)       experienced any material casualty, damage, struction, or loss (whether or not covered by insurance) to any of the Foreclosed Collateral;

(9)       accelerated, terminated, materially modified or canceled of any Assumed Contract or Permit; or

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(10)       entered into, agreed to enter into, offered to enter into, or amended or modified, whether verbally, orally, or by any other means, any Contract to do any of the foregoing.

(xiii)       Intellectual Property Rights. Schedule I sets forth an accurate and complete list of all Registered Intellectual Property Rights included in the Foreclosed Collateral. Except as set forth on Schedule I, to the Knowledge of the Debtors, there exist no outstanding challenges to the ownership and use by the Debtors of the Registered Intellectual Property Rights, nor any alleged infringements of such Registered Intellectual Property Rights by third parties. Except as set forth on Schedule I, none of the Registered Intellectual Property Rights included in the Foreclosed Collateral have been licensed by the Debtors to any other Person.

(xiv)       Compliance with Laws and Court Orders. To the Knowledge of the Debtors, the Debtors and Transferred Subsidiaries are, and have been at all times during the two (2) years prior to the Effective Date, in material compliance with all Laws applicable to the Foreclosed Collateral, the Assumed Liabilities, and the conduct of the Business, except for violations which would not reasonably be expected to have a Material Adverse Effect. During the two (2) years prior to the Effective Date, the Debtors have not received any written notice from any Governmental Authority that any violation of such Laws exist, except for such violations as have been dismissed or otherwise finally resolved and except for violations which would not reasonably be expected to have a Material Adverse Effect.

(xv)       Real Property. Schedule J sets forth the address and description of all Leased Real Property, and a true and complete list of all leases pursuant to which and the Debtor or Transferred Subsidiaries holds any Leased Real Property (collectively, the “Leases”). The Debtors have delivered to MTBC a true and complete copy of each Lease. With respect to each Lease and to the Knowledge of the Debtors:

(1)       such Lease is valid, binding, enforceable and in full force and effect, and the Debtors enjoy peaceful and undisturbed possession of the Leased Real Property;

(2)       The Debtors and Transferred Subsidiaries are not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Debtors and Transferred Subsidiaries have paid all rent due and payable under such Lease; and

(3)       The Debtors and Transferred Subsidiaries have not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by a Debtor under any of the Leases and, to the Knowledge of the Debtors, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto.

(xvi)       Tax Matters.

(1)       No material deficiency for any amount of Taxes has been proposed, asserted or assessed in writing or, to the Knowledge of the Debtors, other than in writing, by any Governmental Authority against any Debtor or Transferred Subsidiaries with respect to the Foreclosed Collateral or the Assumed Liabilities that remains unpaid.

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(2)       There are no Liens for Taxes upon any Foreclosed Collateral or employee benefits.

(3)       No written claim has been received by any Debtor or Transferred Subsidiaries from an authority in a jurisdiction where such Debtor or Transferred Subsidiaries do not file Tax Returns claiming that such Debtor or Transferred Subsidiaries are or may be subject to taxation in that jurisdiction, which claim, if successfully asserted, could reasonably be expected to result in any material liability for Taxes.

(xvii)       Personnel Matters.

(1)       Schedule K contains an accurate and complete list of the names, job classifications, base compensation, and any supplemental or bonus compensation (including any retention bonus arrangements) for all salaried employees of any Debtor or Transferred Subsidiary (the “Current Employees”).

(2)       Except as set forth in Exhibit D and except as would not be reasonably expected to have a Material Adverse Effect, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Debtors or Transferred Subsidiaries for services performed on or prior to the Effective Date have been paid in full or shall be paid by the Debtors in full in the ordinary course of business and there are no outstanding agreements, understandings or commitments of any Debtor or Transferred Subsidiaries with respect to any compensation, commissions or bonuses.

(3)       To the Knowledge of the Debtors and except as would not be reasonably expected to have a Material Adverse Effect, the Debtors and Transferred Subsidiaries are, and have been for the two (2) years prior to the Effective Date, in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Debtors and Transferred Subsidiaries, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. To the Knowledge of the Debtors and except as would not be reasonably expected to have a Material Adverse Effect, all employees of the Debtors classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against a Debtor or Transferred Subsidiaries pending, or to the Knowledge of the Debtors, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Debtors or Transferred Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(xviii)       Customers. Schedule M lists all Customers for 2015 and 2016 year-to-date and sets forth opposite the name of each such Customer, the monthly net revenues attributable to each such Customer, the Debtors’ Accounts Receivable aging relative to each such Customer divided into 30/60/90+ aging buckets, together with a representation of whether each such Customer is presently in Good Standing.

(xix)       Insurance. Intentionally deleted.

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(xx)       Certain Fees. Except for the fees and expenses of TKO Miller which fee shall be the sole responsibility of the Debtors, the Debtors have not incurred any liability for any investment banking fees, brokerage fees, finders’ fees, or other similar fees in connection with this Agreement or the Transactions.

(xxi)       Resignations. Intentionally deleted.

18.       Intentionally Deleted.

19.       Tax Returns. The Debtors shall promptly prepare and file on or before the due date or any extension thereof all required federal, state, and local tax returns with respect to such Debtor’s operations prior to the date hereof. The Debtors shall provide MTBC with copies of all such tax returns, the contents of which shall be kept confidential by MTBC unless disclosure is otherwise required by law, subpoena, court order, or governmental audit.

20.       Name Change. On or immediately following the date hereof, the Debtors shall file with the required Secretary of State of the States amendments to their respective corporate charters changing such Debtor’s name to a name which does not include the word “MediGain” or “Millennium” or any derivation or permutation thereof.

21.       Collection on Accounts. Subsequent to the date hereof, MTBC shall have the right and authority to collect all accounts receivables and other items transferred and assigned to it by the Debtors hereunder and to endorse with the name of both of the Debtors all checks received on account of such receivables or other items, and each Debtor agrees that such Debtor will promptly transfer or deliver to MTBC from time to time, any cash or other property that such Debtor may receive with respect to any claim, contract, license, lease, commitment, sale order, purchase order, or receivable of any character or any other items required to be transferred by such Debtor to MTBC pursuant to the provisions hereof.

22.       Transfer Documents. On the date hereof, the Debtors shall execute and deliver to MTBC the Bill of Sale and Assignment and Assumption Agreement in the forms of Exhibit F and Exhibit G hereto; provided, however, that such documents are executed solely to facilitate the retention by MTBC of the Foreclosed Collateral, and shall not in any way be construed to characterize the transfer of the Foreclosed Collateral by the Debtors to MTBC other than as the strict foreclosure by MTBC of its lien on and security interest in such Collateral. In addition, the Debtors agree to take such further actions and execute such documents as are reasonably requested by MTBC to effect the transfer of the Foreclosed Collateral.

23.       Transferred Subsidiaries. The Parties acknowledge and agree that the Foreclosed Collateral shall include the Transferred Subsidiaries Securities and in connection with the Parties’ compliance with regulatory and tax requirements under Indian law, the Debtors agree to cooperate on or after the Effective Date as necessary or reasonably requested in connection with the conveyance of the Transferred Subsidiaries Securities to MTBC in accordance with applicable Law (including Indian law). For purposes of MTBC’s credit bid, the Parties acknowledge and agree that $200,000 shall be applied to the Transferred Subsidiaries Securities.

24.       No Successor Liability. None of MTBC, its affiliates, or any of their respective members, partners, shareholders, principals, employees, agents, representatives, and advisors (as applicable) is a mere continuation of any Debtor, or is holding itself out to the public as a continuation of any Debtor. There is no continuity or common identity, nor any continuity of enterprise, between the Debtors and MTBC, its affiliates, or any of their respective members, partners, shareholders, principals, employees, agents, representatives, and advisors (as applicable). None of MTBC, its affiliates, or any of their respective members, partners, shareholders, principals, employees, agents, representatives, and advisors (as applicable) is a successor to the Debtors, and none of the transactions contemplated by herein is intended in any way whatsoever to constitute a consolidation, merger, or de facto merger of MTBC, its affiliates, or any of their respective members, partners, shareholders, principals, employees, agents, representatives, and advisors with or into the Debtors.

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25.       RELEASES.

EACH DEBTOR HEREBY GRANTS, VOLUNTARILY, KNOWINGLY, UNCONDITIONALLY, AND IRREVOCABLY, WITH SPECIFIC AND EXPRESS INTENT, FOR AND ON BEHALF OF ITSELF, ITS MANAGERS, MEMBERS, DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, AFFILIATES, AGENTS, REPRESENTATIVES, ACCOUNTANTS, ATTORNEYS, SUCCESSORS, AND ASSIGNS, AND THEIR RESPECTIVE AFFILIATES (COLLECTIVELY, THE “RELEASING DEBTOR PARTIES”), A FULL AND COMPLETE RELEASE AND DISCHARGE TO MTBC, AND EACH OF ITS MANAGERS, MEMBERS, DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, AFFILIATES, AGENTS, REPRESENTATIVES, ACCOUNTANTS, ATTORNEYS, PREDECESSORS, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, THE “RELEASED MTBC PARTIES”), AND ANY OTHER PERSON OR INSURER THAT MAY BE RESPONSIBLE OR LIABLE FOR ANY ACT OR OMISSION OF ANY RELEASED MTBC PARTY OR WHO MAY BE LIABLE FOR ANY INJURY OR DAMAGE RESULTING THEREFROM, OF AND FROM ANY AND ALL ACTIONS, CAUSES OF ACTION, DAMAGES, CLAIMS, COUNTERCLAIMS, CROSSCLAIMS, OBLIGATIONS, LIABILITIES, COSTS, EXPENSES, AND DEMANDS OF ANY KIND WHATSOEVER, WHETHER AT LAW OR IN EQUITY, MATURED OR UNMATURED, VESTED OR CONTINGENT, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING HEREAFTER, THAT ANY RELEASING DEBTOR PARTY HAS OR MAY HAVE AGAINST ANY RELEASED MTBC PARTY IN CONNECTION WITH, ARISING UNDER, OR OTHERWISE RELATING TO THE TRANSACTIONS CONTEMPLATED BY MTBC’S PROPOSAL OR BY THE CREDIT AGREEMENT OR OTHER LOAN DOCUMENTS; PROVIDED, HOWEVER, THAT SUCH RELEASE SHALL NOT APPLY TO CLAIMS ARISING FROM A VIOLATION OF THIS AGREEMENT OR ANY CLAIM THAT ANY RELEASED DEBTOR PARTY (AS DEFINED BELOW) MAY HAVE, NOW OR IN THE FUTURE, ARISING FROM THE TRANSACTIONS CONTEMPLATED HEREBY. EACH DEBTOR HEREBY AGREES AND ACKNOWLEDGES THAT THE FOREGOING RELEASE IS A MATERIAL INDUCEMENT TO MTBC TO ACCEPT THE SUBJECT FORECLOSED COLLATERAL ON THE TERMS HEREOF AND THAT MTBC HAS RELIED THEREON IN AGREEING TO EXECUTE THIS AGREEMENT. EACH DEBTOR HEREBY WAIVES THE BENEFIT OF ANY LAW THAT MAY PROVIDE IN SUBSTANCE: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY IT, WOULD HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR.” EACH DEBTOR HEREBY AGREES AND UNDERSTANDS THAT THE FACTS THAT IT BELIEVES TO BE TRUE AT THE TIME OF MAKING THIS RELEASE MAY LATER TURN OUT TO BE DIFFERENT THAN IT NOW BELIEVES, AND THAT INFORMATION THAT IS NOT NOW KNOWN OR SUSPECTED MAY LATER BE DISCOVERED. EACH DEBTOR HEREBY ACCEPTS THIS POSSIBILITY, AND ASSUMES THE RISK THAT FACTS MAY TURN OUT TO BE DIFFERENT AND NEW INFORMATION MAY BE DISCOVERED. EACH DEBTOR HEREBY AGREES THAT THE RELEASE PROVIDED HEREIN SHALL IN ALL RESPECTS CONTINUE TO BE EFFECTIVE AND NOT SUBJECT TO TERMINATION OR RESCISSION BECAUSE OF ANY DIFFERENCE IN SUCH FACTS OR NEW INFORMATION.

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MTBC HEREBY GRANTS, VOLUNTARILY, KNOWINGLY, UNCONDITIONALLY, AND IRREVOCABLY, WITH SPECIFIC AND EXPRESS INTENT, FOR AND ON BEHALF OF ITSELF AND THE OTHER RELEASED PARTIES A FULL AND COMPLETE RELEASE AND DISCHARGE TO THE CURRENT OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS (INCLUDING ATTORNEYS) OF THE DEBTORS (EXCLUDING, FOR THE AVOIDANCE OF DOUBT, EACH OF THE DEBTORS AND THEIR RESPECTIVE SUBSIDIARIES) (COLLECTIVELY, THE “RELEASED DEBTOR PARTIES”) OF AND FROM ANY AND ALL ACTIONS, CAUSES OF ACTION, DAMAGES, CLAIMS, COUNTERCLAIMS, CROSSCLAIMS, OBLIGATIONS, LIABILITIES, COSTS, EXPENSES, AND DEMANDS OF ANY KIND WHATSOEVER, WHETHER AT LAW OR IN EQUITY, MATURED OR UNMATURED, VESTED OR CONTINGENT, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING HEREAFTER, THAT ANY RELEASING MTBC PARTY HAS OR MAY HAVE AGAINST ANY RELEASED DEBTOR PARTY; PROVIDED, HOWEVER, THAT SUCH RELEASE SHALL NOT APPLY TO CLAIMS ARISING FROM A VIOLATION OF THIS AGREEMENT OR ANY CLAIM THAT ANY RELEASED MTBC PARTY MAY HAVE, NOW OR IN THE FUTURE, ARISING FROM THE TRANSACTIONS CONTEMPLATED HEREBY. EACH MTBC RELEASING PARTY HEREBY AGREES AND ACKNOWLEDGES THAT THE FOREGOING RELEASE IS A MATERIAL INDUCEMENT TO THE DEBTORS TO AGREE TO THE TERMS HEREOF AND THAT THE DEBTORS HAVE RELIED THEREON IN AGREEING TO EXECUTE THIS AGREEMENT. EACH MTBC RELEASING PARTY HEREBY WAIVES THE BENEFIT OF ANY LAW THAT MAY PROVIDE IN SUBSTANCE: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY IT, WOULD HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR.” EACH MTBC RELEASING PARTY HEREBY AGREES AND UNDERSTANDS THAT THE FACTS THAT IT BELIEVES TO BE TRUE AT THE TIME OF MAKING THIS RELEASE MAY LATER TURN OUT TO BE DIFFERENT THAN IT NOW BELIEVES, AND THAT INFORMATION THAT IS NOT NOW KNOWN OR SUSPECTED MAY LATER BE DISCOVERED. EACH MTBC RELEASING PARTY HEREBY ACCEPTS THIS POSSIBILITY, AND ASSUMES THE RISK THAT FACTS MAY TURN OUT TO BE DIFFERENT AND NEW INFORMATION MAY BE DISCOVERED. EACH MTBC RELEASING PARTY HEREBY AGREES THAT THE RELEASE PROVIDED HEREIN SHALL IN ALL RESPECTS CONTINUE TO BE EFFECTIVE AND NOT SUBJECT TO TERMINATION OR RESCISSION BECAUSE OF ANY DIFFERENCE IN SUCH FACTS OR NEW INFORMATION.

26.       Governing Law. This Agreement and the rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted, determined, and enforced in accordance with the internal laws of the State of Texas, without giving effect to principles of conflicts of laws.

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27.       Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Electronic signature and transmission thereof shall also bind the parties hereto.

28.       Interpretation. The descriptive headings of the various sections of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof or thereof. Whenever the context and construction so require, all words herein in the singular number shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine. As used herein, the phrase “to the knowledge of the Debtors” and similar statements regarding “knowledge” of the Debtors refer to the actual knowledge of Juanita Schwartzkopf or Alan Weiner after reasonable inquiry. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Exhibit H attached hereto and incorporated herein.

29.       Effectiveness of Agreement. This Agreement and the rights and obligations hereunder, including, without limitation, the Debtors’ acceptance of the Proposal, shall become effective after execution and delivery thereof by the Debtors.

30.       No Third-Party Beneficiary. No rights are intended to be created under this Agreement for the benefit of any third party donee, creditor or incidental beneficiary of the Debtors or any other Person, other than MTBC.

31.       Entire Agreement. This Agreement, including all Schedules and Exhibits attached hereto, sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all understandings of the parties hereto with respect to the foregoing.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have duly executed this Strict Foreclosure Agreement as of the date and time first above written.

DEBTORS:

MediGain, LLC,
a Texas limited liability company

By:	/s/ Juanita Schwartzkopf
Name:	Juanita Schwartzkopf
Title:	CEO

Millennium Practice Management Associates, LLC,
a New Jersey limited liability company

By:	/s/ Juanita Schwartzkopf
Name:	Juanita Schwartzkopf
Title:	CEO

MTBC:

MTBC Acquisition, Corp. a Delaware corporation

By:	/s/ Mahmud U. Haq
Name:	Mahmud U. Haq
Title:	CEO

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